                                                                      EXHIBIT 12

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                                  YEAR ENDED DECEMBER 31
                                                  ------------------------------------------------------
                                                    1996        1995        1994       1993       1992
                                                  --------    --------    --------    ------    --------
                                                       (ALL DOLLAR AMOUNTS ARE STATED IN MILLIONS)
Net income....................................    $  369.0    $  261.8    $  256.4    $220.4    $  239.5
Income taxes..................................       180.6       175.4       103.6     107.4        92.3
                                                  --------    --------    --------    ------    --------
Income before income taxes....................       549.6       437.2       360.0     327.8       331.8
                                                  --------    --------    --------    ------    --------
Fixed charges:
  Interest expense(1).........................       915.1       859.7       656.6     532.9       665.8
  Interest portion of rentals(2)..............        21.9        14.8         8.6       4.9         9.5
                                                  --------    --------    --------    ------    --------
Total fixed charges...........................       937.0       874.5       665.2     537.8       675.3
                                                  --------    --------    --------    ------    --------
Total earnings as defined.....................    $1,486.6    $1,311.7    $1,025.2    $865.6    $1,007.1
                                                  ========    ========    ========    ======    ========
Ratio of earnings to fixed charges............        1.59        1.50        1.54      1.61        1.49
                                                  ========    ========    ========    ======    ========
Preferred stock dividends(3)..................    $   10.9    $   12.0    $   10.1    $ 12.9    $   14.2
                                                  ========    ========    ========    ======    ========
Ratio of earnings to combined fixed charges
  and preferred stock dividends...............        1.57        1.48        1.52      1.57        1.46
                                                  ========    ========    ========    ======    ========

---------------
(1) For financial statement purposes, these amounts are reduced for income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper issuances.

(2) Represents one-third of rental which approximates the portion representing interest.

(3) Preferred stock dividends are grossed up to their pre-tax equivalents based on effective tax rates of 32.9, 40.1, 28.8, 32.8 and 27.8 percent for the years ended December 31, 1996, 1995, 1994, 1993 and 1992, respectively.

                                      F-28